Exhibit 10.1
NON-EXCLUSIVE LICENSE AGREEMENT

This Non-Exclusive License Agreement (the “Agreement”) is made and entered into as of the __________ day of ________________, 2010 (the “Effective Date”), by and between Modavox, Inc., a Delaware corporation having a principal place of business at 43 West 24th Street, 11th Floor, New York, NY 10011 (“Modavox”) and Audio Eye, Inc., a Delaware corporation having a principal place of business at 9070 S. Rita Road, Suite 1550, Tuscon, AZ 85747 (“Licensee”).

WHEREAS, Modavox has developed and markets a variety of targeted communications products and related services, and owns certain intellectual property including certain patents related to delivering targeted communications.

WHEREAS, Licensee would like to license, and Modavox is willing to grant, a license to certain Licensed Patents (as defined below) in the Field of Use set forth below.

WHEREAS, Modavox is willing to license the Licensed Patents to Licensee as set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein the parties hereto agree as follows:

1.             Definitions. The following definitions shall apply to this Agreement:

1.1            “Licensed Patents”, as used herein, refers to U.S. Patent Nos. 6,594,691 (“Method  and System for Adding Function to a Web Page”) (the “691’ Patent”) and 7,269,636 (“Method and Code Module for Adding Function to a Web Page”) (the “636’ Patent”), and a release with respect to any other patents owned or controlled by Modavox or its affiliates that Licensee needs to use or practice the claims of the ‘691 Patent or ‘636 Patent.

1.2           “Field of Use” means the accessibility software industry, which industry focuses on providing software solutions to generate audio outputs from traditional Web content in order to make such content accessible to disabled/impaired users consistent with the purposes of the Americans with Disabilities Act.

1.4           “Licensee Products or Services” means products and services that are developed by or for Licensee or provided by Licensee and as to which right, title and interest are primarily owned by Licensee.  Licensee Products or Services which utilize the Licensed Patents, per the license grant under this Agreement, are called “Targeted Accessibility Products or Services,” as described in Section 2.2 below.

1.5           “Gross Revenue” means all revenue or other consideration recognized by Licensee in accordance with United States Generally Accepted Accounting Principles related to use of the Licensed Patents in the Field of Use, including through Targeted Accessibility Products or Services, including sales, licenses, leases, subscriptions and maintenance, services, development and consulting fees.

1.7           “Territory means the fifty stated of the United States and the District of Columbia.

2.             Grant.

2.1           License Grant. Subject to the terms and conditions of this Agreement, Modavox grants to Licensee, solely within the Territory and within the Field of Use, a non-exclusive, non-sublicensable, non-transferable and non-assignable license under the Licensed Patents to utilize the systems, methods, code modules and apparatuses covered by one or more claims of the Licensed Patents through the incorporation into Licensee Products and Services as described in Section 2.2 below.  Modavox warrants that (i) it is the owner of the Licensed Patents, and (ii) it has the sole right to provide a license for the Licensed Patents.  If Modavox transfers any of its rights in the Licensed Patents or if Modavox’s ownership or right to enforce any of the Licensed Patents changes, Modavox will provide written notice to Licensee within thirty (30) days of when Modavox gains knowledge of such events, but any such action or change will not affect the license granted herein or Licensee’s right to utilize the Licensed Patents as described herein.

2.2           End User Use of Licensee Products or Services Using Licensed Patents. The Licensed Patents may be incorporated by Licensee into Licensee Products or Services within the Field of Use (“Targeted Accessibility Products or Services”) as an enhancement thereto solely in the Field of Use for use by end user customers of Licensee (“End User(s)”).  Licensee will not make available to any End User any Targeted Accessibility Products or Services unless the End User executes a written agreement, in a form acceptable to Modavox, specifying that (i) End User obtains no property rights to the Licensed Patents by virtue of such use of the Targeted Accessibility Products or Services; and (ii) End User’s use of the Licensed Patents is restricted to its use of the Targeted Accessibility Products or Services within the Territory and will not extend beyond the term of this Agreement. All End User agreements must include confidentiality terms concerning the Modavox Confidential Information at least as restrictive as the Confidentiality terms in Section 9.5 below and must not be inconsistent with the terms of this Agreement.

2.3           Proprietary Rights. Except for the rights and licenses expressly granted to Licensee in this Agreement, Modavox shall reserve and retain all right title and interest (including, without limitation, all intellectual property rights) in and to the Licensed Patents, and all revisions, modifications, updates and upgrades of the foregoing.

2.4           No Sublicense.  For the avoidance of doubt, this Agreement does not authorize Licensee to grant any license of Licensed Patents that is ‘naked’ or not in connection with the use of Targeted Accessibility Products or Services in accordance with Section 2.1.

2.5           No Additional Licenses/Rights Conveyed.  Nothing contained in this Agreement shall be construed as conferring by implication, estoppels or otherwise, any license or other right under any Modavox patent rights or other industrial or intellectual property rights except for the licenses and rights expressly granted hereunder.

3.             Payments and other Consideration

3.1           Royalties.

3.1.1           For each calendar quarter, Licensee shall owe Modavox royalties equal to fifteen percent (15%) of Gross Revenue.

3.1.2           Licensee shall pay Modavox quarterly royalties as calculated in this Section 3.1.1 only for the amount of those royalties that exceed the Guaranteed Royalty Payment of Section 3.2 due in that calendar quarter. There will be no carryover from calendar quarter to calendar quarter.

3.2           Guaranteed Royalty Payment. Licensee shall pay Modavox a non-refundable guaranteed royalty payment on a quarterly basis, commencing the calendar quarter following Licensee’s incorporation of the Licensed Patents into Targeted Accessibility Products or Services and before Licensee uses/sells or promotes for use/sale the Targeted Accessibility Products or Services (“Guaranteed Royalty Payment”). The Guaranteed Royalty Payment obligation shall be determined by Modavox and Licensee based upon Licensee’s written financial/business revenue projections related to the Targeted Accessibility Products or Services, which financial/business revenue projections, including but not limited those which are provided to any investor(s) of Licensee, will be shared with Modavox.

3.3           Payment Timing.  Guaranteed Royalty Payments due under Section 3.2 will be due on or before the first day of the calendar quarter.  Payments due under Section 3.1.1 shall be due in full within thirty (30) days after the last day of the calendar quarter for which payment is due.

3.4           Assignment; Modavox Right to Adjust Guaranteed Royalty Payment.  If the Grants of either Sections 2.1 or 2.2 continue after Licensee assigns this Agreement under Section 9.9 to an entity which, at the time of assignment, (a) had at least $1 billion in annual revenues over the last four reported quarters; (b) has a corporate shareholder owning over twenty percent of the assignee entity and that corporate and that corporate shareholder had at least $1 billion in annual revenues over the last four reported quarters; or (c) has corporate shareholders that each has at least $1 billion in annual revenues over the last four reported quarters and these corporate shareholders collectively own over fifty percent of the assignee entity, then Modavox has the option to raise the Guaranteed Royalty Payment under Section 3.2 to up to three times the amount currently in these sections. Any increase in such Guaranteed Royalty Payment would be effective on a pro-rata basis, as of the date that notice by Modavox to the assignee of this Agreement of increased Guaranteed Royalty Payment is considered effective.

4.             Licensee Joint Marketing Activities.

In addition to the license arrangement described herein related to the Field of Use, Licensee and Modavox desire to work together under a separate referral arrangement to promote Modavox’s lines of business, which business focuses on providing technical platform-based services and solutions.  Such referral arrangement is described more fully in Exhibit A hereto.

5.             Indemnification.

5.1           Licensee Indemnification.  Licensee will at all times during the Term of this Agreement and thereafter, indemnify, defend and hold Modavox, its directors, officers and employees harmless against all claims, proceedings, demands and liabilities of any kind, including legal expenses and reasonable attorneys fees (“Losses”), arising out of any breach of any representation or warranty or covenant made by Licensee in this Agreement.

5.2            Modavox Indemnification.  Modavox will at all times during the Term of this Agreement and thereafter, indemnify, defend and hold Licensee, its directors, officers and employees harmless against all Losses arising out of any breach of any representation or warranty or covenant made by Modavox in this Agreement.

6.             Trademark Usage.

6.1           Modavox Usage Guidelines.  Any use by Licensee of Modavox Marks shall be in conformance with any trademark usage guidelines communicated by Modavox to Licensee from time to time. Prior to publishing any Printed Material, other materials, web pages or the like bearing a Modavox Mark, Licensee shall provide Modavox with copies and samples of any such items bearing the Modavox Marks, and shall promptly remedy any failure of such items to conform to Modavox’s trademark usage guidelines that are communicated to Licensee by Modavox. Licensee will acquire no interest in the Modavox Marks or their translations into any other languages and all rights in the Modavox Marks shall belong to Modavox. Licensee shall not register any trademarks or service marks incorporating the word Modavox, the word Modavox, any Modavox logo or any other Modavox trademark and if Licensee acquires any rights in such marks, such rights shall automatically be assigned to Modavox.

6.2           Goodwill.  Any goodwill arising out of or relating to Licensee’ use of the Modavox Marks shall inure to the sole benefit of Modavox. Licensee shall execute any documents reasonably requested by Modavox to evidence Modavox’s ownership of such marks on Modavox’s request.

7.             Reports, Books and Records; Audit; Late Payments and Taxes.

7.1           Reports. Within thirty (30) days after the last day of each quarter during the Term, Licensee shall submit to Modavox written statement (the “Quarterly License Reporting Statement”) detailing with respect to the preceding quarterly period: (a) all Gross Revenue; and (b) the Royalties to be paid to Modavox under this Agreement based on such Gross Revenue.

7.2           Adjustments.  If Licensee has to reverse previously recognized Gross Revenue reported under a previous Quarterly License Reporting Statement, Licensee can claim credit on a subsequent Quarterly License Reporting Statement for the same quarter it reverses the previously recognized Gross Revenue in Licensee’ income statement.  Such credit will not exceed the amount of Royalties to be paid in the then-current quarter, but the unused credit may be carried over to succeeding quarters within the same contract year.

7.3           Payment Timing.  Licensee shall pay Modavox, on a quarterly basis, the Royalty amounts reported in the Quarterly License Reporting Statement for such quarter not later than thirty (30) days after the end of such quarter.

7.4           Books and Records. Licensee shall maintain appropriate books of account and records with respect to Gross Revenue and Targeted Accessibility Products and Services in accordance with generally accepted accounting principles and shall make complete and accurate entries concerning all transactions relevant to the Agreement. All such books of account and records shall be kept available by Licensee for no less than three (3) years after the end of each calendar year, or, in the event of a dispute between the parties involving in any way those books of accounts and records, until such time as the dispute will have been resolve, whichever is later.

7.5           Audit. Modavox shall have the right during the Term and for a period of three (3) years after the end of the calendar year, or, in the event of a dispute concerning the accuracy and/or correctness of a Quarterly License Reporting Statement or any other payment made under this Agreement, until the dispute is resolved, whichever is later, through an independent public accountant or other qualified expert selected by Modavox and reasonably acceptable to Licensee, in inspect and examine Licensee’ relevant books of accounts and records, server log files and other documents (including, without limitation, vouchers, records, purchase orders, sales orders, re-orders, agreements and technical information) relating to the subject matter of this Agreement. Such inspection and examination shall be done to confirm that appropriate payments have been made or that the Modavox Patents are being used only within the license granted under this Agreement. Any such audit shall take place upon reasonable prior written notice to Licensee and during Licensee’ regular business hours. Except as set forth in Section 7.6, the cost of such audit shall be borne by Modavox.

7.6           Late Payments. Modavox shall be entitled to charge, and Licensee shall pay, interest on any overdue amounts under this Agreement at the rate of one percent (1%) per month (or part thereof), or at such lower rate as may be the maximum rate allowed under applicable law. In the event that an audit reveals any undisputed underpayment, Licensee shall, within thirty (30) days after written notice from Modavox, make up for such underpayment by paying the difference between amounts the audits reveals and the amounts Licensee actually paid, together with such interest on such difference. If the underpayment is more than five percent (5%), Licensee shall pay the reasonable cost of the audit.  If any amount is overdue by more than ninety (90) days, in addition to any other remedies Modavox may have under this Agreement, Modavox can turn over the right to collect such overdue amounts to a collection agency. Licensee shall be responsible for any reasonable costs incurred by Modavox or such collection agency in collecting any amount that is overdue by more than ninety (90) days including, but not limited to, reasonable attorney’s fees.

7.7           Taxes. In addition to the fees, royalties and other charges set forth in this Agreement, Licensee shall pay all taxes, duties and levies imposed by all national, state, province and local authorities (including, without limitation, export, sales, use and excise) based on the transactions or payments under this Agreement. Amounts payable by Licensee hereunder shall be paid without deduction or withholding for or on account of any present or future tax, levy, impost, fee, assessment, deduction or charge by any taxing authority except the withholding tax deductible on any tax based Modavox income.

8.             Term and Termination.

8.1           Term.  This Agreement and all licenses hereunder shall take effect upon the Effective Date and shall continue until the last of the Licensed Patents expires, unless terminated sooner in accordance with Section 8.2 below.

8.2           Termination for Cause. Modavox and Licensee may terminate this Agreement if:

8.2.1           the other party breaches any material provision of this Agreement and fails to remedy such breach within thirty (30) days of the non-breaching party’s written notice of such breach (or, if such breach cannot be remedied in that time, fails to commence remedial procedures within said thirty (30) day period and diligently prosecutes the cure to completion);

8.2.2           the other party dissolves, becomes insolvent or makes a general assignment for the benefit of its creditors; or

8.2.3           a voluntary or involuntary petition or proceeding is commenced by or against the other party under the applicable bankruptcy laws or any other statue of any state or country relating to insolvency or the protection of the rights of creditors, or any other insolvency or bankruptcy proceeding or other similar proceedings for the settlement of the other party’s debt is instituted.

8.3           Injunctive Relief.  If Modavox terminates this Agreement in accordance with Section 8.2 and Licensee thereafter makes, uses or sells systems, methods, apparatuses or code modules covered by one or more of the claims of the Licensed Patents, then Modavox shall, at its option, be entitled to seek an injunction to prohibit such activity and, in any event, shall be entitled to money damages, together with attorneys fees for enforcement of this Agreement.

8.4           Effect of Termination. Upon the expiration or sooner termination of this Agreement:

8.4.1           all rights and licenses granted to Licensee hereunder will terminate, and Licensee shall cease use of the Modavox Patents, the Modavox Marks and cease all direct or indirect distribution of Targeted Accessibility Products or Services;

8.4.2           Licensee will destroy or return to Modavox all Confidential Information of Modavox and all copies of any of the foregoing;

8.4.3           Any goodwill associated with the Modavox Marks that is built up by Licensee during the Term shall be owned by Modavox; and

8.4.4           Modavox, at its option, will destroy or return to Licensee all Confidential Information of Licensee and all copies of the foregoing.

9.             Miscellaneous

9.1           Jurisdiction. The parties agree that exclusive jurisdiction for any dispute related to this Agreement lies in the courts of the State of New York, U.S.A, and according to New York law. For the avoidance of doubt, the parties understand that upon termination or expiration of this Agreement, Modavox may seek judgments and remedies for unauthorized infringement of Modavox intellectual property in any forum including the United States International Trade Commission or a Government Customs agency.

9.2           Licensee Representations & Warranties.  Licensee represents and warrants that:

9.2.1           it is a corporation duly organized and validly existing under the laws of the jurisdiction in which it is incorporated, and has the corporate power and authority to enter into and perform this Agreement;

9.2.2           all corporate action on the part of Licensee necessary for the authorization, execution and delivery of this Agreement and for the performance of all its obligations hereunder has been taken, and this Agreement, when fully executed and delivered, shall each constitute a valid, legally binding and enforceable obligation of Licensee;

9.3           WARRANTY DISCLAIMERS. EXCEPT EXPRESSLY STATED HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANT ABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WHETHER ARISING IN LAW, CUSTOM, CONDUCT OR OTHERWISE.

9.4           LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO LICENSEE’S USE OF THE LICENSED PATENTS IN A MANNER NOT PERMITTED BY SECTION 2 ABOVE, IN NO EVENT WILL ANY PARTY BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES, OR ANY DAMAGES FOR LOSS OF DATA, PROFITS, REVENUE, BUSINESS OR GOODWILL, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.5              Mutual Confidentiality.

9.5.1           Parties’ Obligations.  Each of the parties will: (i) keep and maintain all Confidential Information of the other Party in confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure; (ii) not, directly or indirectly, disclose Confidential Information of the other Party, except with the prior written consent of the other Party; (iii) upon the expiration or termination of this Agreement and upon the request of the other Party, promptly deliver to the requesting Party or, at the requesting Party's option or in the absence of direction from the other Party, destroy, all information, data, memoranda, notes, records, reports, media and other documents and materials (and all copies thereof) regarding or including any Confidential Information of the requesting Party which the other Party may then possess or have under its control; and (iv) not take any action with respect to the Confidential Information of the other Party that is inconsistent with its confidential and proprietary nature.

9.5.2           Confidential Information Defined.  For purposes of this Agreement, "Confidential Information" will mean (i) information with respect to each Party’s technology, employees, customers, products and business strategies, and (ii) any information marked confidential, restricted or proprietary.

9.5.3           Permitted Disclosure.  Each of the Parties will be permitted to disclose Confidential Information of the other Party: (i) to its employees, agents and subcontractors having a need to know such information in connection with the performance or receipt of the Services or its obligations pursuant to this Agreement; and (ii) if disclosure is required by law or requested by an authorized government agency; provided, however, that the disclosing Party will notify the other Party in advance of such disclosure, and provide the Party with copies of any related information so that the Party may take appropriate action to protect its Confidential Information.  With respect to clause (i) of this Subsection 9.5.3, each of the parties will instruct all such employees, agents and subcontractors of their obligations under this Agreement.

9.5.4           Limitations.  The obligations set forth in this Section 9.5 will not apply to information that (i) is or becomes generally known to the public, other than as a result of a disclosure of a Party's Confidential Information by the other Party, (ii) is rightfully in the possession of the other Party prior to disclosure, free of any obligation of confidentiality, (iii) is received by a Party in good faith and without restriction from a third party not under a confidentiality obligation to the other party and having the right to make such disclosure, or (iv) is independently developed without reference to the other party's Confidential Information.  Each of the parties acknowledges that the disclosure of Confidential Information may cause irreparable injury to the other party and damages which may be difficult to ascertain.  Each party will, therefore, be entitled to seek injunctive relief upon a disclosure or threatened disclosure of its Confidential Information, in addition to such other remedies as may be available at law or in equity.  Without limitation of the foregoing, each party will advise the other immediately in the event that it learns or has reason to believe that any person or entity that has had access to Confidential Information has violated or intends to violate the terms of this Section 9.5.

9.6              Costs. Each party will bear its own costs except as provided for in this Agreement.

9.7              Non-Monetary Consideration. If Licensee proposes to receive any consideration beyond direct exchange of money for Targeted Accessibility Products or Services or other use of the Licensed Patents provided under the license agreement (e.g. equity, marketing commitments or any offsets), Licensee and Modavox will negotiate a customer-specific amendment to the agreement that provides fair and reasonable compensation to Modavox prior to Licensee selling or licensing any such Targeted Accessibility Products or Services. If the parties are unable to reach agreement on this amendment, Licensee shall not have the right to sell or license such Licensee Products or Services.

9.8              Currency. All payments made hereunder shall be made in U.S. Dollars.

9.9              Assignability. Licensee will not be able to assign the Agreement without prior written consent from Modavox. Modavox can assign this Agreement to a party who agrees to be bound by Modavox’s obligations under this Agreement, including any successor to Modavox or any party who acquires assets of Modavox.

9.10           Nonwaiver. The failure of a party to enforce at any time any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce any such provisions.

9.11           Agency or Obligation. This Agreement is limited to the rights and obligations set forth herein; no agency, partnership, joint venture, fiduciary or similar relationship is created hereby, and no party has any authority of any kind to bind another party in any respect whatsoever, nor any obligation of any kind to another party except as provided herein.

9.12           Force Majeure. No party shall be responsible for its failure to perform to the extent due to unforeseen circumstances or causes beyond its control, such as acts of God, wars, riots, embargoes, strikes, acts of civil or military authorities, fires, or floods, provided that such party gives another party prompt written notice of the failure to perform and the reason therefore and uses its reasonable efforts to limit the resulting delay in its performance.

9.13           Notices. Notices under this Agreement shall be sufficient only if given by certified or registered mail, return receipt requested, personally delivered or sent by commercial overnight courier or if sent by facsimile with a written confirmation or acknowledgment of receipt or sent by e-mail with confirmation of receipt. Notice by mail shall be deemed received five days after mailing. Notices shall be sent to:

Audio Eye, Inc.	Modavox, Inc.
c/o Nathaniel Bradley	Legal Department
7450 Sandbar Willow Place	43 West 24th Street, 11th Floor
Tuscon, AZ 85747	New York, NY 10011
E-mail: nbradley@audioeye.com	E-mail: jim.lawson@modavox.com
Attn: Nathaniel Bradley	Attn: James Lawson

9.14           Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original instrument, but all of which shall constitute one and the same agreement.

9.15           Severability; Headings. In the event that any one or more of the provisions of this Agreement shall for any reason be held to be unenforceable in any respect under any federal or state law, such unenforceability shall not affect any other provision, but this Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein. The parties agree that the section or paragraph headings used in this Agreement are for references purposes only and shall not be used in the interpretation of this Agreement.

9.16           Modification; Entire Agreement. This Agreement may be modified only by a writing signed by an authorized representative of each party. This Agreement supersedes all proposals oral and written, all negotiations, conversations or discussions between the parties relating to the subject matter hereof and thereof.

9.17           Survival. The parties’ rights and obligations under Sections 3, 5, 6, 7, 8 and 9 and any outstanding obligations incurred prior to termination (including earned but not yet due to royalties, fees and charges) will survive any expiration or sooner termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement:

* * * * *

ACKNOWLEDGED AND AGREED:

AUDIO EYE, INC.	MODAVOX, INC.

By:	By:

Name:	Name: Mark Severini

Title:	Title: CEO

Date:	Date:

EXHIBIT A

Joint Marketing/Referral Arrangement

Licensee and Modavox desire to work together to promote Modavox’s platform-based technology solutions and services (“Modavox Services”) to Designated Customers, as defined below, through the specific work and involvement of the Licensee Designated Contact, as defined below.  This arrangement will be handled as follows:

A.
Modavox Referrals.  Licensee will work with Modavox, through the Licensee Designated Contact(s), to introduce and sell the Modavox Services to client targets which are specifically pre-approved in writing by Modavox (“Designated Customers”).  Schedule A-1 hereto identifies the Licensee Designated Contact(s) and contains a list of Designated Customers and the effective date of each such designation.  Schedule A-1 may be amended from time to time to add new Designated Customers or to modify the Licensee Designated Contact, upon the written consent of both parties (which consent may be provided by email from each consenting party).  Only the Designated Customer(s) and Licensee Designated Contact(s) listed in Schedule A-1 hereto, as amended in writing from time to time, will be covered by the terms of this Agreement.

Modavox and Licensee, through the active involvement of the Licensee Designated Contact(s), will participate jointly and collaboratively in arranging and participating in meetings with Designated Customers to promote the Modavox Services.  If a Designated Customer agrees to implement the Modavox Services, Modavox will contract independently with the Designated Customer and Modavox will have complete discretion in setting the terms and conditions of service.

After designation of a client target as a “Designated Customer,” Modavox will not pursue the Designated Customer to sell the Modavox Services outside the scope of this Agreement for a period of six (6) months after the client target’s designation as a “Designated Customer” (or, if the Designated Customer enters into a production services agreement with Modavox, at any time before Modavox payment obligations to Licensee are complete as described in (B) below).  If the Designated Customer does not enter into a production services agreement to purchase the Modavox Service within six (6) months, or a greater period if extended by the parties in writing, or if the Licensee Designated Contact ceases to actively market and sell the Modavox Service as contemplated herein, then the Designated Customer and will no longer be covered by the terms of this Agreement and the parties will have no future rights or responsibilities with respect to marketing or selling the Modavox Services to that Designated Customer.

B.
Licensee Referral Fee.  As compensation for the efforts of the Licensee Designated Contact(s) in helping Modavox enter into production level service agreements with Designated Customers, Licensee will receive a commission (the “Licensee Fee”) based on the Gross Revenue received by Modavox for any production services agreement entered into within the six-month period described above (including any written extension thereto) between Modavox and the Designated Customer (the “Designated Customer Agreement”).  The Licensee Fee will equal: (i) twenty percent (20%) of the Gross Revenue received by Modavox under a Designated Customer Agreement with respect to the first two (2) years of the Designated Customer Agreement; and (ii) ten percent (10%) of the Gross Revenue received by Modavox under a Designated Customer Agreement with respect to the third through fifth years of the Designated Customer Agreement.  Modavox will pay the Licensee Fee on a quarterly basis in arrears based upon the Gross Revenue received by Modavox during that quarter.

Schedule A-1

List of Designated Customer(s), Effective Dates & Licensee Designated Contact(s)

Designated Customer(s)	Effective Date(s)	Licensee Designated Contact(s)
Name	Date	Contact